Exhibit 99.2

HUTTIG BUILDING PRODUCTS

Constructive Solutions Since 1885


200 + TRACTOR TRAILERS
OVER 3 MILLION SQFT OF WAREHOUSE SPACE
9+ MILLION MILES DRIVEN PER YEAR
Auburn, WA
Tigard, OR
Medford, OR
Sacramento, CA
Rancho Cucamonga, CA
Phoenix, AZ
Albuquerque, NM
Dallas, TX
Chicago (Division Office)
Elkhart, IN
Columbus, OH
St. Louis (Corporate Offices)
Cape Girardeau, MO
Jackson, MS
Latrobe, PA
Lancaster, PA
Wilkes-Barre, PA
Selkirk, NY
Augusta, ME
Saco, ME
Hooksett, NH
Taunton, MA
Newington, CT
Rocky Mount, NC
Greenville, SC
Jacksonville, FL
Davenport, FL
Riviera Beach, FL
Fort Myers, FL

Financial Overview

Nasdaq: HPB (10/31/17)	**$6.72**
Market Capitalization (10/31/17)	**~$174 million**
Total Available Liquidity (9/30/17)	**$70.9 million**

Sept 2017 Trailing Twelve Month Financials:

Revenue	*$738 million*
Net Income	*$2.5 million*
Adjusted EBITDA[1]	*$14.3 million*

1. Adjusted EBITDA is a non-GAAP term; reconciliation can be found at http://www.huttig.com/Investors/Investor-Relations


HUTTI

Investment Highlights

- U.S. Housing fundamentals continue to improve
- Our 27 distribution centers make us the only national wholesale distributor of millwork and specialty building products
- Strategic initiatives focused on investing in the business, people and technology to accelerate profitable growth
  - ✓ Expanding value-add millwork services through focused capital investment, including high-capacity door line in Florida
  - ✓ Announced national expansion of Huttig-Grip™ brand of fasteners and connectors
- Positioned to grow revenues and expand margins
- Success predicated on managing working capital for vendors and customers alike
- 2017 represents period of investment in expansion through key personnel additions and capital improvements

Positioned for Success

- Huttig is located where U.S population is living, moving and building
- Coastal footprint fits a large population base where 63% of U.S. resides
- Continued focus on profitable growth
- Executing valuable pricing initiatives
- Customers' preferences shifting to higher margin segments
- HBP revenues are diversified, with ~50% new residential construction and ~30% residential repair & remodel markets

Representing the brands that our customers prefer Representative Vendors Representative Customers Huttig-Grip is a NEW division of Huttig Building Products created to expand its private label construction fastener and specialty building products line into a NATIONAL brand Expect $175 to $250 million in annual incremental revenue over the next 36 months Expansion of existing service proposition leverages infrastructure Standard operating leverage of 7% to 10% equates to $12 to $25 million upon maturity of line Forward-looking projected financial information is based on current estimates and forecasts. Actual results could differ materially. We therefore caution against placing substantial reliance on the forward-looking statements contained in this presentation. Further information about the Company, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q that you can find on our website at http://www.huttig.com/Investors/Investor-Relations.